Exhibit 10.2

PROMISSORY NOTE AND SECOND AMENDMENT

$578,795.89	December 31, 2023 New York, NY

Reference is hereby made to that certain Promissory Note and Amendment (the “Amended Note”) dated July 6, 2022 in the initial principal amount of $550,000 by Clearday, Inc. (the “Borrower”) payable to the order of A.G.P./Alliance Global Partners (the “Lender”). The Amended Note amended the Promissory Note in the initial principal amount of $2,630,000 payable to the order of Lender dated September 10, 2021 (the “Original Note”).

This Promissory Note and Second Amendment (the “Second Amended Note”) is dated as of December 31, 2023 by and among the Borrower and the Lender.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower on behalf of itself and its subsidiaries on the one hand, and Lender on the other, agree to amend certain terms of the Amended Note in this Second Amended Note. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Amended Note and, if not defined therein, then in the Original Note.

I. Amended Note Modification

1.	Section I(1) of the Amended Note is hereby amended and restated in its entirety as follows:

Principal. As of the date of this Second Amended Note, the aggregate accrued interest is $28,795.89 and the aggregate amount of the obligations under the Second Amended Note is $578,795.89. The Loan Amount, as of Second Amended Note or the principal amount of the Note is $578,795.89.

Interest. Except as otherwise provided in this Note, the outstanding Loan Amount shall acrrue interest at a rate per annum equal to five percent (5%) (the “Interest Rate”) from the dated of this Second Amended Note until the entire Loan Amount, all accrued and unpaid interest thereon, and all other amounts and indebtedness payable under this Note, are paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

2.	Section I(3) of the Amended Note is hereby amended and restated in its entirety as follows:

Maturity Date. On the earlier of (i) September 30, 2024 (the “Maturity Date”) and (ii) the date on the Borrower consummates the proposed merger (the “Viveon Merger”) under the terms of the April 5, 2023 by and among Viveon Health Acquisition Corp. (“Viveon”), the Borrower and the other parties thereto (the “Closing Date”), and (iii) the date of an Event of Default under this Note, all amounts under the Note shall become due and payable.

3.	Section 4 of the Amended Note is hereby amended and restated in its entirety as follows:

Prepayments. [Intentionally Omitted]

Except as specifically modified or amended by the terms of this Second Amended Note, the Amended Note and all provisions contained therein, and all surviving provisions of the Original Note shall remain in full force and effect. This Second Amended Note shall be governed and construed in accordance with the laws of the State of New York. This Second Amended Note may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof, it shall only be necessary to produce one such counterpart.

[Signature page follows]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date set forth on the first page hereof.

Clearday, Inc.

By:	/s/ Richard Morris
Richard M. Morris
Executive Vice President

A.G.P./Alliance Global Partners

By:	/s/ Thomas Higgins
Thomas Higgins
Managing Director